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                                                                     EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-08369-01 on Form S-3 and in Registration Statements No. 333-93213, 333-34054, 333-61112, 333-65096, 333-65606 and 333-70708 on Form S-8 of United
Parcel Service, Inc. and in Registration Statements No. 333-72127, 333-24805, 333-23969 and 333-23971 on Form S-8 of United Parcel Service of America, Inc.
of our report dated January 29, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for derivative instruments and hedging activities to conform with Statement of Financial Accounting Standards No. 133, as amended), appearing in this Annual Report on Form 10-K of United Parcel Service, Inc. for the year ended December 31, 2001.


DELOITTE & TOUCHE LLP
Atlanta, GA
March 29, 2002